Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 7, 2015 with respect to the consolidated financial statements of HealthLine Systems, Inc. (the predecessor in interest to HealthLine Systems, LLC) and Subsidiaries as of and for the year ended December 31, 2014, included in the Form 8-K/A of HealthStream, Inc. filed on April 14, 2015, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement and Prospectus on Form S-3 of HealthStream, Inc. of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ LBMC, PC

Brentwood, Tennessee

September 11, 2015